                                                                    EXHIBIT 10.5


                      AGREEMENT AND PLAN OF REORGANIZATION

                                    between

                               VALERIE A. HAYES,

                     CORPORATE CAPITAL LEASING GROUP, INC.,

                          FIRST SIERRA FINANCIAL, INC.

                                      and

                        FIRST SIERRA PENNSYLVANIA, INC.




                                October 15, 1996

                               TABLE OF CONTENTS



1.     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.     Purchase Transaction   . . . . . . . . . . . . . . . . . . . . . . . .  6
       (a)    Basic Transaction   . . . . . . . . . . . . . . . . . . . . . .  6
       (b)    Merger Consideration  . . . . . . . . . . . . . . . . . . . . .  6
       (c)    Terms of  the Preferred Stock.  . . . . . . . . . . . . . . . .  6
       (d)    Tax Effect of Transaction.  . . . . . . . . . . . . . . . . . . 13
       (e)    Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . 13
       (f)    The Closing   . . . . . . . . . . . . . . . . . . . . . . . . . 14
       (g)    Deliveries at the Closing   . . . . . . . . . . . . . . . . . . 14

3.     Representations and Warranties of Shareholder.   . . . . . . . . . . . 14
       (a)    Organization, Qualification, and Corporate Power.   . . . . . . 14
       (b)    Capitalization.   . . . . . . . . . . . . . . . . . . . . . . . 15
       (c)    Authorization of Transaction  . . . . . . . . . . . . . . . . . 15
       (d)    Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . 15
       (e)    Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . 15
       (f)    Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
       (g)    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . 16
       (h)    Financial Statements  . . . . . . . . . . . . . . . . . . . . . 16
       (i)    Events Subsequent to Most Recent Fiscal Year End  . . . . . . . 16
       (j)    Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . 16
       (k)    Legal Compliance  . . . . . . . . . . . . . . . . . . . . . . . 16
       (l)    Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . 16
       (m)    Title to Assets   . . . . . . . . . . . . . . . . . . . . . . . 17
       (n)    Real Property   . . . . . . . . . . . . . . . . . . . . . . . . 17
       (o)    Intellectual Property   . . . . . . . . . . . . . . . . . . . . 17
       (p)    Contracts   . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       (q)    Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . 18
       (r)    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       (s)    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       (t)    Labor Matters.  . . . . . . . . . . . . . . . . . . . . . . . . 19
       (u)    Employee Benefits   . . . . . . . . . . . . . . . . . . . . . . 19
       (v)    Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . . . 19
       (w)    Environment, Health, and Safety   . . . . . . . . . . . . . . . 19
       (x)    Disclosure.   . . . . . . . . . . . . . . . . . . . . . . . . . 20

4.     Representations and Warranties of First Sierra.  . . . . . . . . . . . 20
       (a)    Organization of First Sierra  . . . . . . . . . . . . . . . . . 20
       (b)    Authorization of Transaction  . . . . . . . . . . . . . . . . . 20
       (c)    Noncontravention  . . . . . . . . . . . . . . . . . . . . . . . 20
       (d)    Brokers' Fees   . . . . . . . . . . . . . . . . . . . . . . . . 20
       (e)    Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . 20

5.     Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . . 20
       (a)    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       (b)    Notices and Consents  . . . . . . . . . . . . . . . . . . . . . 20
       (c)    Operation of Business   . . . . . . . . . . . . . . . . . . . . 21
       (d)    Preservation of Business  . . . . . . . . . . . . . . . . . . . 21
       (e)    Full Access   . . . . . . . . . . . . . . . . . . . . . . . . . 21
       (f)    Notice of Developments  . . . . . . . . . . . . . . . . . . . . 21
       (g)    Exclusivity   . . . . . . . . . . . . . . . . . . . . . . . . . 21
       (h)    Liabilities.  . . . . . . . . . . . . . . . . . . . . . . . . . 21
       (i)    Distribution of Assets.   . . . . . . . . . . . . . . . . . . . 21
       (j)    Employees.  . . . . . . . . . . . . . . . . . . . . . . . . . . 21

6.     Post-Closing Covenants   . . . . . . . . . . . . . . . . . . . . . . . 22
       (a)    General   . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       (b)    Litigation Support  . . . . . . . . . . . . . . . . . . . . . . 22
       (c)    Transition  . . . . . . . . . . . . . . . . . . . . . . . . . . 22
       (d)    Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . 22
       (e)    Covenant Not to Compete   . . . . . . . . . . . . . . . . . . . 23

7.     Conditions to Obligation to Close  . . . . . . . . . . . . . . . . . . 23
       (a)    Conditions to Obligation of First Sierra  . . . . . . . . . . . 23
       (b)    Conditions to Obligation of Shareholder   . . . . . . . . . . . 24

8.     Remedies for Breaches of This Agreement  . . . . . . . . . . . . . . . 25
       (a)    Survival of Representations and Warranties  . . . . . . . . . . 25
       (b)    Indemnification Provisions for Benefit of First Sierra  . . . . 25
       (c)    Indemnification Provisions for Benefit of Shareholder   . . . . 26
       (d)    Matters Involving Third Parties   . . . . . . . . . . . . . . . 26
       (e)    Claims for Indemnification.   . . . . . . . . . . . . . . . . . 27
       (f)    Determination of Adverse Consequences   . . . . . . . . . . . . 27
       (g)    Recoupment Under Preferred Stock  . . . . . . . . . . . . . . . 28
       (h)    Other Indemnification Provisions  . . . . . . . . . . . . . . . 28

9.     Miscellaneous.   . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       (a)    Press Releases and Public Announcements   . . . . . . . . . . . 29
       (b)    No Third-Party Beneficiaries  . . . . . . . . . . . . . . . . . 29
       (c)    Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . 29
       (d)    Succession and Assignment   . . . . . . . . . . . . . . . . . . 29
       (e)    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . 29
       (f)    Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
       (g)    Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . 30
       (h)    Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . 30
       (i)    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . 30
       (j)    Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
       (k)    Construction  . . . . . . . . . . . . . . . . . . . . . . . . . 30
       (l)    Incorporation of Exhibits, Annexes, and Schedules   . . . . . . 30
       (m)    Specific Performance  . . . . . . . . . . . . . . . . . . . . . 31
       (n)    Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . 31

       (o)    Arbitration   . . . . . . . . . . . . . . . . . . . . . . . . . 31


Exhibit A     -      List of FF&E
Exhibit B     -      Certificate of Designation, Preferences, Rights and
                     Limitations
                     of the Series B Convertible Preferred Stock
Exhibit C     -      Form of Letter of Credit
Exhibit D     -      Financial Statements
Exhibit E     -      Opinion of Shareholder's Counsel
Exhibit F     -      Opinion of First Sierra's Counsel
Exhibit G     -      Agreement and Plan of Merger
Exhibit H     -      Form of Escrow Agreement
Exhibit I     -      Form of Employment Agreement


Annex I       -      Reasons for Being Accredited Investor

                      AGREEMENT AND PLAN OF REORGANIZATION


       This Agreement and Plan of Reorganization is entered into as of October 15, 1996, by and between Valerie A. Hayes, a resident of Chester County, Pennsylvania ("Shareholder"), Corporate Capital Leasing Group, Inc., a Pennsylvania corporation (the "Company"), First Sierra Financial, Inc., a Delaware corporation ("Parent" or "First Sierra"), and First Sierra Pennsylvania, Inc., a Delaware corporation ("Sub"). Parent, Sub, Shareholder and the Company are referred to collectively herein as the "Parties".


                                    Recitals

       Shareholder owns all of the outstanding capital stock of the Company.

       This Agreement contemplates a transaction in which First Sierra will purchase all of the issued and outstanding capital stock of the Company through the consummation of a merger transaction as provided in this Agreement.

       Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.     DEFINITIONS.

              "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

              "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

              "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

              "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504.

              "Applicable Rate" means the corporate base rate or prime rate of interest publicly announced from time to time by Texas Commerce Bank, National Association, Houston, Texas plus 3.0% per annum.

              "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action failure to act, or transaction that forms or could form the basis for any specified consequences.

              "Business Day" means any day that is not a Saturday, a Sunday, or a day that is a banking holiday under United States or Texas Law.

              "First Sierra" has the meaning set forth in the preface above.

              "Closing" has the meaning set forth in Section 2(c).

              "Closing Date" has the meaning set forth in Section 2(c).

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Company Share" means any share of the Common Stock, par value $1.00 per share, of the Company.

              "Confidential Information" means any information concerning the businesses and affairs of the Company that is not already generally available to the public and the Purchase Price and terms of payment of the Purchase Price.

              "Corporate Capital Division" has the meaning set forth in Section 2(c)(ii)(2).

              "Decreasing Adjustment Event" has the meaning set forth in
       Section 2(c)(iii).

              "Disclosure Schedule" has the meaning set forth in Section 3.

              "Earned Purchase Price Amount" has the meaning set forth in
       Section 2(c)(ii)(1).

              "Earnings Period" has the meaning set forth in Section
       2(c)(ii)(1).

              "Effective Time" means 11:59 p.m., Eastern Standard time, on October 31, 1996.

              "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

              "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

              "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

              "Employees" has the meaning set forth in Section 2(e).

              "Employment Agreement" means the Employment Agreement to be entered into by First Sierra and Shareholder in the form of Exhibit I.

              "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other Laws concerning pollution or protection of the environment, public health and safety, or employee health and safety, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

              "Escrow" has the meaning set forth in Section 2(b)(ii).

              "Escrow Agreement" means that certain Escrow Agreement substantially in the form of Exhibit H attached hereto to be entered into by Shareholder, First Sierra and the escrow agent thereunder in connection with or promptly following the Closing.

              "Escrowed Shares" means the 21,845 shares of the Preferred Stock placed in the Escrow in connection with the Closing, together with all shares of First Sierra Common Stock into which such shares of the Preferred Stock may be convertible or converted into while in the Escrow and all subscription and other rights incident thereto.

              "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

              "FF&E" means those items of tangible personal property leased or owned currently by the Company and listed on Exhibit A attached hereto.

              "Financial Statements" has the meaning set forth in Section 3(h).

              "GAAP" means United States generally accepted accounting principles as in effect from time to time.

              "Governmental Authority" means any government or any department, agency, political subdivision, or court thereof.

              "Income Amount" has the meaning set forth in Section 2(c)(ii)(2).

              "Increasing Adjustment Event" has the meaning set forth in
       Section 2(c)(iii).

              "Indemnified Party" has the meaning set forth in Section 8(d).

              "Indemnifying Party" has the meaning set forth in Section 8(d).

              "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

              "Knowledge" means actual knowledge after reasonable investigation.

              "Law" means any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

              "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

              "leases" has the meaning set forth in Section 2(c)(ii)(2).

              "Margin Requirement" has the meaning set forth in Section 2(c)(ii)(2).

              "Merger Agreement" has the meaning set forth in Section 2(a).

              "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

              "Most Recent Financial Statements" has the meaning set forth in
       Section 3(h).

              "Most Recent Fiscal Month End" has the meaning set forth in
       Section 3(h).

              "Most Recent Fiscal Year End" has the meaning set forth in
       Section 3(h).

              "Multiemployer Plan" has the meaning set forth in ERISA Sec.
       3(37).

              "Office Lease" means that certain Lease Agreement dated September 28, 1993, as amended, among the Company, as tenant, and Evans Street Associates, as landlord.

              "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

              "Party" has the meaning set forth in the preface above.

              "Per Share Sales Amount" has the meaning set forth in Section 2(c)(vii)(1).

              "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

              "Preferred Stock" has the meaning set forth in Section 2(b).

              "Purchase Price" has the meaning set forth in Section 2(b).

              "Released Preferred Share" has the meaning set forth in Section 2(c)(ii).

              "Remaining Liabilities" means (a) the following described indebtedness owed by the Company under the following described loan documents: (i) Term Loan having an outstanding principal balance of $50,340.95 and $435.05 in accrued but unpaid interest as of October 31, 1996 payable to First National Bank of Westchester, (ii) Term Loan having an outstanding principal balance of $11,265.49 and $93.72 in accrued but unpaid interest as of October 31, 1996 payable to First National Bank of Westchester, (iii) Term Loan having an outstanding principal balance of $32,827.51 and $273.56 in accrued but unpaid interest as of October 31, 1996 payable to Dale Krapf, (iv) Revolving Credit Note having an outstanding principal balance of $200,000 and $52.06 in accrued but unpaid interest as of October 31, 1996 payable to First Sterling Bank, and (v) Letter of Credit reimbursement obligations in an aggregate amount of up to $57,200 as of October 31, 1996, payable to First Sterling Bank.; (b) the rental and other obligations of the Company under the Office Lease that are attributable to periods after the Effective Time; and (c) payment and other obligations under the contracts and agreements referenced in Section 3(q) of the Disclosure Schedule and that are attributable to periods after the Effective Time.

              "Required Sale Proceeds Amount" has the meaning set forth in
       Section 2(c)(vii)(1).

              "Sale Proceeds" has the meaning set forth in Section
       2(c)(vii)(1).

              "Securities Act" means the Securities Act of 1933, as amended.

              "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

              "Series B Designation" has the meaning set forth in Section 2(c).

              "Share Number" has the meaning set forth in Section 2(c)(v)(2).

              "Shareholder" has the meaning set forth in the preface above.

              "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

              "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

              "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

              "Third Party Claim" has the meaning set forth in Section 8(d).

              "Trading Level Event" has the meaning ascribed to such term in the Series B Designation.

              "Trading Event Notice" has the meaning set forth in Section 2(c)(vi)(2).

2.     PURCHASE TRANSACTION.

       (a) BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, at the Closing the Company will be merged with Sub with the Company being the surviving corporation pursuant to the Agreement and Plan of Merger ("Merger Agreement") attached hereto as Exhibit G.

       (b) MERGER CONSIDERATION. In consideration of the Shareholder approving the Merger, First Sierra shall pay to Shareholder and Shareholder shall receive, subject to the terms of this Agreement, a purchase price ("Purchase Price") of $2,500,000, payable by the issuance to Shareholder of 43,691 shares of Series B Convertible Preferred Stock, $.01 par value, of First Sierra (the "Preferred Stock"), which shall be paid and delivered as follows:

              (i) 21,846 shares of the Preferred Stock (representing $1,250,000 of the Purchase Price) shall be issued and delivered at Closing to Shareholder; and

              (ii) 21,845 shares of the Preferred Stock (representing $1,250,000 of the Purchase Price and constituting the initial Escrowed Shares) shall be issued, placed into escrow (the "Escrow") and subject to distribution pursuant to the terms of Section 2(c)(iii) and the terms of the Escrow Agreement, and while in escrow the Escrowed Shares shall serve as security for purposes of any indemnification claims under
       Section 8(g).

       (c) TERMS OF THE PREFERRED STOCK. The terms and provisions of the Preferred Stock shall be as provided in the Certificate of Designation, Preferences, Rights and Limitations of the Series B Convertible Preferred Stock, a copy of which is attached hereto as Exhibit B (the "Series B Designation"). Subject to the terms of the Series B Designation, and subject to the terms of the Escrow Agreement with respect to the Escrowed Shares, the rights and preferences of the Preferred Stock are as follows:

              (i) Conversion Rate. As referenced in Section 5(c) of the Series B Designation, each share of the Preferred Stock shall be convertible into one share of First Sierra Common Stock (subject to adjustment pursuant to Section 5(g) of the Series B Designation).

              (ii) Dividends. The holder of each share of the Preferred Stock shall be entitled to receive, subject to the terms of the Series B Designation, when and as declared by the First Sierra Board of Directors (as further described below), dividends per share at a per annum rate equal to the Dividend Rate defined in and calculated pursuant to Series B Designation. The Dividend Rate shall be based on the number of Released Preferred B Shares outstanding during the applicable period. A "Released Preferred Share" shall mean each of the 21,846 shares of the Preferred Stock issued to Shareholder at the Closing and each additional Escrowed Share that is released from Escrow to Shareholder pursuant to
       Section 2(c)(iii) below from and after (but not before) such Escrowed Share is so released. Commencing as of the first business day of the second month of the second Earnings Period and on the first business day of the second month of each succeeding Earnings Period, First Sierra agrees with Shareholder that the dividend payment shall be declared by the Board of Directors of First Sierra and paid by First Sierra (subject to funds being legally available for the declaration of dividends). First Sierra will not be in default under this Section 2(c)(ii) unless and until First Sierra is given written notice by Shareholder of First Sierra's failure to pay the required dividend and within ten days following receipt of such notice First Sierra fails to pay the dividend or deliver to Shareholder an opinion of counsel to the effect that First Sierra is unable to pay the dividend as a result of a lack of legally sufficient funds for the declaration of dividends.

              (iii) Earnout. (1) An "Earnings Period" shall mean, as applicable, the 15 month period commencing as of the November 1, 1996 and each successive 12 month period. The "Earned Purchase Price Amount" shall be $1,250,000 as of November 1, 1996 (November 1, 1996 being the first day of the first Earnings Period) and shall be increased by $416,666 as of the first day of each of the three successive Earnings Periods if and only if the aggregate Income Amount for the immediately preceding Earnings Period is equal to or greater than the Margin Requirement applicable to such Earnings Period. Following the expiration of each Earnings Period a determination shall be made as to whether the division of First Sierra headed by Shareholder (herein called the "Corporate Capital Division", although such division may be given a different name within First Sierra) obtained an aggregate Income Amount with regard to such Earnings Period equal to or in excess of the Margin Requirement with regard to such Earnings Period with respect to all new leases/financing instruments (collectively, "leases") booked by the Corporate Capital Division during such Earnings Period. In instances where First Sierra acquires the lease, the Income Amount with respect to each such lease booked by the Corporate Capital Division will be equal to the excess of (aa) the present value of the scheduled rental payments under such lease during its initial term, such present value to be determined using a discount rate equal to the average yield to maturity on the 2 year U.S. Treasury security during the month such lease was generated plus 250 basis points, over (bb) the total amount funded by First Sierra in respect of such lease including, without limitation, equipment cost, software license fees and fees and commissions paid to brokers. In instances where First Sierra does not acquire the lease but rather acts as a broker in respect of the lease, the Income Amount with respect to each such lease booked by the Corporate Capital Division will be equal to the profit realized by First Sierra with respect to such lease. The "Margin Requirement" for each Earnings Period shall be equal to the sum of (cc) $3,814,000 plus (dd) the amount, if any, that operating expenses incurred by First Sierra during such Earnings Period that are directly associated with the Corporate Capital Division exceed an average of $100,000 per month. For purposes of the preceding sentence, fees and commissions paid to brokers shall not be considered operating expenses. By way of example, if the actual average monthly operating expenses incurred by First Sierra during the first

       Earnings Period that are directly associated with the Corporate Capital Division is $150,000, then the Margin Requirement for the first Earnings Period would be $4,564,000 (i.e., $3,814,00 plus $750,000).

                     (2) As soon as practicable following the expiration of an Earnings Period, First Sierra will provide to Shareholder a calculation of the Margin Requirement and aggregate Income Amount for such Earnings Period. If according to First Sierra's calculation the aggregate Income Amount for such Earnings Period is less than the Margin Requirement applicable to such period and if Shareholder has any questions regarding the calculation of or particular items comprising the Margin Requirement or Income Amount, then First Sierra will make available for inspection by Shareholder the relevant parts of its books and records. If according to First Sierra's calculation the aggregate Income Amount for such Earnings Period is less than the Margin Requirement applicable to such period and if Shareholder believes any part of the Margin Requirement or Income Amount was incorrectly calculated, Shareholder shall give First Sierra written notice thereof within 30 days following Shareholder's receipt from First Sierra of the calculation of such Margin Requirement and Income Amount; and if no such notice is given by Shareholder to First Sierra within such 30 day period, then Shareholder shall be deemed to have agreed with the calculation of such Margin Requirement and aggregate Income Amount. If Shareholder does so notify First Sierra (an "Audit Notice"), and Shareholder and First Sierra are unable to resolve the disputed calculation within 30 days following receipt by First Sierra of the Audit Notice, then First Sierra's independent auditors (currently Arthur Andersen) shall be engaged to determine whether the part of the Margin Requirement or Income Amount alleged by Shareholder to be incorrectly calculated was in fact incorrectly calculated, and the determination of such auditors shall be conclusive and binding on Shareholder and First Sierra. Shareholder and First Sierra agree that the submission to such independent auditors of disputes regarding the calculation of and items comprising the Margin Requirement and aggregate Income Amount shall be the sole method of resolving such disputes. If, pursuant to the preceding provisions, as to a particular Earnings Period the calculation of the Margin Requirement and aggregate Income Amount (or any part thereof) for such period is submitted to the independent auditors and the final determination by such independent auditors results in the aggregate Income Amount for such period equaling or exceeding the Margin Requirement applicable to such period, then the fees of such auditors shall be paid by First Sierra, otherwise such fees shall be paid by Shareholder.

                     (3) If pursuant to Section 2(c)(iii)(1) the Earned Purchase Price Amount increases by $416,666 as of the first day of the second, third and/or fourth Earnings Period, then in connection with the first such increase Shareholder will be entitled to have released from the Escrow 7,281 shares of the Preferred Stock; in connection with the second such increase Shareholder will be entitled to have released from the Escrow 7,282 shares of the Preferred Stock; and in connection with the third such increase Shareholder will be entitled to have released from the Escrow 7,282 shares of the Preferred Stock; provided, each such release shall be subject to the terms of Section 8(g). If the number of shares of First Sierra Common Stock outstanding at any time after the issuance of the Preferred Stock is increased by stock dividend payable in shares of First Sierra Common Stock or by subdivision or split-up of shares of First Sierra Common Stock (each an "Increasing Adjustment Event"), then immediately after the record date fixed for the determination of holders of First Sierra Common Stock entitled to receive the stock dividend or the effective date of the subdivision or split-up, as the case may be, each of the Preferred Stock share numbers then in effect pursuant to the preceding sentence shall be increased to equal the product resulting from the multiplication of such share number then in effect by a fraction, the numerator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately following such Increasing Adjustment Event on a fully diluted basis and the denominator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately prior to such Increasing Adjustment Event on a fully diluted basis. If the number of shares of First Sierra Common Stock outstanding at any time after the issuance of the Preferred Stock is decreased by a reverse stock split (a "Decreasing Adjustment Event"), then immediately after the effective date of the reserve stock split, each of the Preferred Stock share numbers then in effect pursuant to the second preceding sentence shall be decreased to equal the product resulting from the multiplication of such share number then in effect by a fraction, the numerator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately prior to such Decreasing Adjustment Event on a fully diluted basis and the denominator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately following such Decreasing Adjustment Event on a fully diluted basis. If pursuant to this clause (3) any Escrowed Shares are required to be released from the Escrow, then Shareholder and First Sierra shall take such actions as may be necessary to cause such release to occur including the cancellation of existing stock certificates held by the escrow agent and the issuance of new stock certificates to the escrow agent and Shareholder.

                     (4) Reference is made to the Employment Agreement to be entered into between First Sierra and Shareholder in connection with the Closing. If (aa) Shareholder resigns her employment with First Sierra prior to the expiration of the last Earnings Period or (bb) pursuant to the terms of such Employment Agreement First Sierra terminates Shareholder's employment for cause at any time prior to the expiration of the last Earnings Period, then from and after the date of such resignation or termination First Sierra shall have the right and option to shut down the Corporate Capital Division, to cause the business of the Corporate Capital Division to be conducted by another division or an affiliate of First Sierra or to take such other action as determined by First Sierra even though such action or the foregoing described events are intended by First Sierra to reduce the aggregate Income Amount for the Earnings Period in which such resignation or termination occurs or for any period commencing as of or following the date of such resignation or termination to a level below the corresponding Margin Requirement, or increase the Margin Requirement for the Earnings Period in which such resignation or termination occurs or for any period commencing as of or following the date of such resignation or termination to a level above the corresponding aggregate Income Amount, and in no such event shall Shareholder have any claim or cause of action against First Sierra arising out of or any manner attributable to any such action or event, the same being hereby expressly waived and released by Shareholder.

              (iv) Cancellation of Escrowed Shares. If the aggregate Income Amount for any of the first three Earnings Periods is less than the Margin Requirement for such Earnings Period (as to each, a "Reduction Period"), then (1) if the first Earnings Period is a Reduction Period, effective automatically as of the expiration of such first Earnings Period 7,281 of the Escrowed Shares shall be deemed canceled and not earned by Shareholder, (2) if the second Earnings Period is a Reduction Period, effective automatically as of the expiration of such second Earnings Period 7,282 of the Escrowed Shares shall be deemed cancelled and not earned by Shareholder, (3) if the third Earnings Period is a Reduction Period, effective automatically as of the expiration of such third Earnings Period 7,282 of the Escrowed Shares shall be deemed cancelled and not earned by Shareholder. If an Increasing Adjustment Event occurs, then immediately after the record date fixed for the determination of holders of First Sierra Common Stock entitled to receive the stock dividend or the effective date of the subdivision or split-up, as the case may be, each of the Escrowed Share numbers then in effect pursuant to the preceding sentence shall be increased to equal the product resulting from the multiplication of such share number then in effect by a fraction, the numerator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately following such Increasing Adjustment Event on a fully diluted basis and the denominator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately prior to such Increasing Adjustment Event on a fully diluted basis. If a Decreasing Adjustment Event occurs, then immediately after the effective date of the reserve stock split, each of the Preferred Stock share numbers then in effect pursuant to the second preceding sentence shall be decreased to equal the product resulting from the multiplication of such share number then in effect by a fraction, the numerator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately prior to such Decreasing Adjustment Event on a fully diluted basis and the denominator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately following such Decreasing Adjustment Event on a fully diluted basis. If pursuant to this clause any Escrowed Shares are cancelled, then Shareholder and First Sierra shall take such actions as may be necessary to evidence of such cancellation including the cancellation of existing stock certificates held by the escrow agent and the issuance of new stock certificates to the escrow agent.

              (v) Redemption. Unless all of the shares of the Preferred Stock shall have been converted prior to such time, First Sierra shall be obligated to redeem all outstanding shares of the Preferred Stock on December 31, 2001 at the "Redemption Price" specified in and determined pursuant to the Series B Designation. In addition, in the event a Redemption Acceleration Event (as defined in the Series B Designation) occurs, First Sierra shall be obligated to redeem all outstanding shares of the Preferred Stock on the Redemption Acceleration Event Purchase Date (as defined in the Series B Designation) at the Redemption Price specified in and determined pursuant to the Series B Designation.

              (vi) Letter of Credit. (1) First Sierra agrees that its obligations under the terms of the Series B Designation to distribute assets on a preferential basis to the holders of the Preferred Stock in connection with any Redemption Acceleration Event (as defined in the Certificate), and to redeem the Redemption Shares on December 31, 2001 shall, at all times while the Preferred Stock is outstanding, be secured by one or more irrevocable standby letters of credit (together, with any and all renewals and replacements, the "Letter of Credit") to be issued by Wells Fargo, a national banking association, for the account of Shareholder as the beneficiary under the Letter of Credit (the "Beneficiary"), in an amount as determined below. The Letter of Credit shall be in an initial face amount of $2,500,000 and shall be in the form attached hereto as Exhibit C.

                     (2) If (aa) the aggregate Income Amount for any Earnings Period is less than the Margin Requirement for such Earnings Period, then effective as of the first day of the immediately succeeding Earnings Period the Letter of Credit will be reduced by $416,666, (bb) if a resignation or termination of Shareholder's employment as described in Section 2(c)(iii)(4) occurs, then the amount of the Letter of Credit shall be reduced by an amount equal to $2,500,000 multiplied by the Reduction Percentage, (cc) upon any conversion of the shares of

       Preferred Stock into First Sierra Common Stock less than all of the outstanding shares of Preferred Stock are being so converted, then the amount of the Letter of Credit shall be reduced by an amount equal to $2,500,000 multiplied by the Reduction Percentage , and (dd) as of any day (x) the Trading Level Event has occurred and (y) there is a currently effective registration statement under the Securities Act of 1933 and applicable state law and a prospectus covering the immediate resale of the shares of Common Stock (and, if applicable, the Underlying Stock relating to such shares) into which the Escrowed Shares then in Escrow are convertible and the Corporation has given notice thereof to Shareholder (a "Trading Event Notice"), and if within two business days following the receipt by Shareholder of the Trading Event Notice Shareholder has not notified the Corporation of her election to convert all of the Escrowed Shares, then the amount of the Letter of Credit shall be reduced effective as of the expiration of such two business day period by an amount equal to $2,500,000 multiplied by the Reduction Percentage. In the case of a reduction resulting from a resignation or termination of Shareholder's employment as described in Section 2(c)(iii)(4) or in the case of a reduction resulting from a Trading Level Event pursuant to clause (dd) preceding, the "Reduction Percentage" shall be determined by dividing the number of Escrowed Shares then in Escrow by the Share Number, with the result being expressed as a percentage. In the case of a reduction resulting from a conversion of shares of Preferred Stock into First Sierra Common Stock, the "Reduction Percentage" shall be determined by dividing the number of shares of Preferred Stock being so converted by the Share Number, with the result being expressed as a percentage. The "Share Number" shall be 43,691, subject to adjustment as provided in the following two sentences. If an Increasing Adjustment Event occurs, then immediately after the record date fixed for the determination of holders of First Sierra Common Stock entitled to receive the stock dividend or the effective date of the subdivision or split-up, as the case may be, then the Share Number then in effect pursuant to the preceding sentence shall be increased to equal the product resulting from the multiplication of such Share Number then in effect by a fraction, the numerator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately following such Increasing Adjustment Event on a fully diluted basis and the denominator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately prior to such Increasing Adjustment Event on a fully diluted basis. If a Decreasing Adjustment Event occurs, then immediately after the effective date of the reverse stock split, the Share Number then in effect pursuant to the second preceding sentence shall be decreased to equal the product resulting from the multiplication of such Share Number then in effect by a fraction, the numerator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately prior to such Decreasing Adjustment Event on a fully diluted basis and the denominator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately following such Decreasing Adjustment Event on a fully diluted basis.

                     (3) To the extent the Beneficiary is entitled pursuant to the provisions of clause (c)(v) preceding or pursuant to clause
       (c)(vi)(6) below to make a draw on the Letter of Credit, then Beneficiary shall be entitled to make a draw for the entire amount then available under the Letter of Credit after taking into account any required reductions to the Letter of Credit pursuant to clause
       (c)(vi)(2) preceding.

                     (4) If pursuant to the preceding provisions the amount of the Letter of Credit is required to be reduced, then promptly following request each of Shareholder and First Sierra shall execute and deliver to the issuer of the Letter of Credit such instructions and amendatory documents as may be necessary to cause the Letter of Credit to be so reduced.

                     (5) The Letter of Credit shall terminate and no further draws shall be permitted thereon, and the Letter of Credit shall be returned to First Sierra, upon the earlier to occur of (aa) the voluntary conversion by the holders of the Preferred Stock of all of the Preferred Stock into First Sierra Common Stock, and (bb) the conversion of all of the Preferred Stock into First Sierra Common Stock pursuant to
       Section 5 of the Series B Designation.

                     (6) The initial Letter of Credit shall have an expiry date of no earlier than one year from its date of issue and shall provide that, if within 15 days prior to its expiration date, it is not renewed, replaced or extended for an additional period of at least one year (but in no event required to have an expiration date beyond January 31, 2002) in the amount calculated above, the Beneficiary shall be entitled to draw as therein provided. Any replacement Letter of Credit may be issued by Wells Fargo or another institution having combined capital, surplus and undivided profits of at least $100 million. First Sierra will notify Shareholder of any replacement or renewal of the Letter of Credit within 15 days of the expiry date.

                     (7) Any draw upon the Letter of Credit pursuant to the terms of this Section 2(c) shall be in complete redemption and cancellation of the Preferred Stock, and the Beneficiary agrees to surrender (and cause all other holders of shares of the Preferred Stock to surrender) to First Sierra the original or all certificate(s) representing the Preferred Stock promptly following such draw. If pursuant to the terms of this Section 2(c) the Beneficiary is entitled to make a draw upon the Letter of Credit, then the Beneficiary shall be entitled to make such draw regardless of any limitation under the General Corporation Law of the State of Delaware or any other law on the power or ability of First Sierra to redeem the Preferred Stock.

              (vii) Sale of Escrowed Shares. (1) If at any time any part of the Escrowed Shares constitute First Sierra Common Stock that are covered by a currently effective registration statement under the Securities Act of 1933 and applicable state law and a prospectus covering the immediate resale of such shares, then Shareholder shall have the right to notify First Sierra of her election to cause all or a part of such shares to be sold pursuant to such registration statement. In the event of the sale of any such shares, the proceeds resulting from such sale shall be deposited into the Escrow (the "Sale Proceeds"). If at the time of any required release of Escrowed Shares pursuant to
       Section 2(c)(iii)(3) there are any Sale Proceeds contained in the Escrow, then such release from Escrow shall be accomplished first by a release of the Required Sale Proceeds Amount (as hereinafter defined) and the balance with Escrowed Shares. If at the time of any required cancellation of Escrowed Shares pursuant to Section 2(c)(iv) there are any Sale Proceeds contained in the Escrow, then such cancellation shall be accomplished first by the cancellation of Escrowed Shares and the balance by distributing to First Sierra the Required Sale Proceeds Amount. In the case of a release pursuant to Section 2(c)(iii)(3), the "Required Sale Proceeds Amount" shall be determined by multiplying the number of Escrowed Shares to be so released times the then effective Per Share Sales Amount. In the case of a cancellation pursuant Section 2(c)(iv), the "Required Sales Proceeds Amount" shall be determined by the number of Escrowed Shares still needed to satisfy the required cancellation times the then effective Per Share Sales Amount. The "Per Share Sales Amount" shall equal the product resulting from dividing the aggregate amount of Sale Proceeds by the number of Escrowed Shares sold, such amount being subject to adjustment pursuant to the provisions of clause (2) below.

                     (2) If an Increasing Adjustment Event occurs at any time following the first sale of Escrowed Shares, then immediately after the record date fixed for the determination of holders of First Sierra Common Stock entitled to receive the stock dividend or the effective date of the subdivision or split-up, as the case may be, the Per Share Sales Amount number in effect immediately prior to such record date or effective date shall be decreased to equal the product resulting from the multiplication of such Per Share Sales Amount number then in effect by a fraction, the numerator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately prior to such Increasing Adjustment Event on a fully diluted basis and the denominator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately following such Increasing Adjustment Event on a fully dilated basis. If a Decreasing Adjustment Event occurs at any time following the first sale of Escrowed Shares, then immediately after the effective date of the reverse stock split, the Per Share Sales Amount number in effect immediately prior to such effective date shall be increased to equal the product resulting from the multiplication of such Per Share Sales Amount number then in effect by a fraction, the numerator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately following such Decreasing Adjustment Event on a fully diluted basis and the denominator of such fraction being the total number of shares of First Sierra Common Stock outstanding immediately prior to such Decreasing Adjustment Event on a fully diluted basis.

       (d) TAX EFFECT OF TRANSACTION. It is the intention of the parties that the transaction contemplated by this Agreement constitute a reverse triangular Type A reorganization within the meaning of Sections 368(a)(9)(A) and 368(a)(ii)(E) of the Code. The parties agree to file all of their respective tax returns and reports in a manner consistent with such intention, and to not take any filing position in a manner inconsistent with such intention unless compelled to do so by court order or administrative decree. Each party agrees to furnish such information and take such action as may be reasonably requested of the other party in connection with the foregoing (which action shall not include any change in the commercial terms of this Agreement and the other transactions incident thereto). In no event, however, shall First Sierra be required to incur any out-of-pocket expenses in defending such position or providing such information or taking such action, nor shall the foregoing constitute a warranty or guaranty that the transactions contemplated by this Agreement will, in fact, constitute such a Type B reorganization.

       (e) EMPLOYEES. (1) Shareholder will in good faith cooperate with First Sierra in First Sierra's attempt to retain the employees of the Company as new employees of First Sierra (such employees are referred to herein as the "Employees"). With regard to the Employees who become employees of First Sierra, First Sierra shall credit such Employees with their length of service with the Company prior to Closing. In addition, First Sierra shall credit such Employees for any accrued and untaken vacations and holidays that such Employees may have had as employees of the Company immediately prior to the Closing. Set forth in Section 2(e) of the Disclosure Schedule is a list of all Employees together with a complete description of all vacation, holiday, and sick leave policies, all incentive compensation policies, and any other policies of the Company relating to the Employees. Group health insurance will be provided by First Sierra effective as of the Closing Date to all Employees who become employees of First Sierra, such insurance to be consistent with the health insurance provided to the other employees of First Sierra or to be the same group health insurance currently maintained by the Company. Employee records for the Employees who become employees of First Sierra, including payroll and wage and hour records, will become the property of First Sierra who will preserve the records for any time required by applicable governmental regulations.

                     (2) In connection with the Closing First Sierra and Shareholder shall enter into an Employment Agreement in the form of Exhibit I. In addition, First Sierra shall use reasonable efforts to reach an agreement with three other key Employees designated by Shareholder regarding their terms of employment and, subject to reaching an agreement on such terms, in connection with the Closing First Sierra will enter into employment agreements with such Employees that incorporate the agreed upon terms.

       (f) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on a date as First Sierra and Shareholder may mutually determine (the "Closing Date"), with the Closing to be effective all purposes as of the Effective Time.

       (g) DELIVERIES AT THE CLOSING. At the Closing, (i) Shareholder will deliver to First Sierra the various certificates, instruments, and documents referred to in Section 7(a), (ii) First Sierra will deliver to Shareholder the various certificates, instruments, and documents referred to in Section 7(b),
(iii) Shareholder will deliver to First Sierra any stock certificates or other documents called for pursuant to the Merger Agreement and (iv) First Sierra will deliver to Shareholder the consideration specified in Section 2(b), subject to the terms of the Escrow Agreement.

3.     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.

       Shareholder represents and warrants to First Sierra that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule delivered by Shareholder to First Sierra on the date hereof and initialed by Shareholder and First Sierra (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure
Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3, and the inclusion of an item as an exception in one portion of the Disclosure Schedule shall not cause such item to be an exception under any other portion of the Disclosure Schedule.

       (a)    ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.   The Company
is a corporation duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 3(a) of the Disclosure Schedule lists all directors, officers and employees of the Company and their respective official capacities (if any) in the Company. Shareholder has delivered to First Sierra correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

       (b) CAPITALIZATION. The entire authorized capital stock of the Company consists of 1,000 Company Shares, of which 100 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially by Shareholder, free and clear of any Taxes, Security Interests, equities, claims, and demands and any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

       (c) AUTHORIZATION OF TRANSACTION. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Shareholder and the Company, enforceable in accordance with its terms and conditions. Except as set forth in Section 3(c) of the Disclosure Schedule and except for the filing of the Merger Agreement with the applicable Governmental Authority and consents that have already been obtained, neither Shareholder nor the Company need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other party in order to consummate the transactions contemplated by this Agreement.

       (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any Law to which either of Shareholder or the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which either of Shareholder or the Company is a party or by which any of them is bound or to which any of the assets of any of them is subject (or result in the imposition of any Security Interest upon any such assets).

       (e) BROKERS' FEES. Shareholder has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which First Sierra could become liable or obligated, and the Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

       (f) INVESTMENT. Shareholder (i) understands that the Preferred Stock has not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Preferred Stock solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning First Sierra and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Preferred Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Preferred Stock, and (vi) is an Accredited Investor for the reasons set forth in Annex I.

       (g)    SUBSIDIARIES.  The Company has no Subsidiaries.

       (h) FINANCIAL STATEMENTS. Attached hereto as Exhibit D are the following financial statements (collectively the "Financial Statements"): (i) audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended 12-31-95 (the "Most Recent Fiscal Year End") for the Company; and (ii) unaudited balance sheet and statement of income, change in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the nine months ended 10-30-96 (the "Most Recent Fiscal Month End") for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company (which books and records are correct and complete).

       (i) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Company.

       (j) UNDISCLOSED LIABILITIES. The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises, out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law).

       (k) LEGAL COMPLIANCE. The Company has complied with all applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

       (l)    TAX MATTERS.

              (i) At all times since its incorporation, the Company has elected to be and has constituted a Subchapter S corporation under the Code.

              (ii) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes that have become due and payable by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Security Interests on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

              (iii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

              (iv) Neither Shareholder nor any director or officer of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Company either (1) claimed or raised by any authority in writing or (2) as to which any of Shareholder and the directors and officers of the Company has Knowledge based upon personal contact with any agent of such authority. Section 3(l) of the Disclosure Schedule lists all (if any) state and local income Tax Returns filed with respect to the Company for taxable periods ended on or prior to 9-30-96 and that have been audited or are currently the subject of audit.

              (v) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

              (vi) The Company (1) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (2) has any Liability for the Taxes of any Person (other than any of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

              (vii) The unpaid Taxes of the Company (1) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (2) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

       (m) TITLE TO ASSETS. The Company has good and marketable title to or valid leasehold interest in the FF&E and a valid leasehold interest in the office premises described in the Office Lease.

       (n)    REAL PROPERTY.   The Company does not own or lease any real
property other than the office premises leased pursuant to the Office Lease.

       (o)    INTELLECTUAL PROPERTY.

              (i) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

              (ii) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. To the

       Knowledge of Shareholder and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Company.

       (p) CONTRACTS. As of the Closing Date the Company will not be a party or bound by any agreement or commitment requiring the payment of monies or other consideration or the performance of obligations following the Closing Date other than the Office Lease and those agreements listed in Section 3(q) of the Disclosure Schedule.

       (q) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

       (r) INSURANCE. Section 3(r) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past one year:

              (i)    the name, address, and telephone number of the agent;

              (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

              (iii)  the policy number and the period of coverage;

              (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

              (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (1) the policy is legal, valid, binding, enforceable, and in full force and effect; (2) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (3) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (4) no party to the policy has repudiated any provision thereof. The Company has been covered during the past six years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 3(r) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

       (s) LITIGATION. Section 3(s) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court of quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

       (t) LABOR MATTERS. The Company has not committed any unfair labor practice. None of Shareholder and the directors and officers of the Company has any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Company.

       (u)    EMPLOYEE BENEFITS.

              Except as otherwise set forth in Section 3(u) of the Disclosure
Statement:

              (i) The Company has never maintained or contributed to and does not currently maintain or contribute to any Employee Benefit Plan;

              (ii) The Company does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan; and

              (iii) The Company does not maintain and never has maintained or contributed to, and never has been required to contribute to, any Employee Welfare Benefit Plan providing medical health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents.

       (v) GUARANTIES. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

       (w)    ENVIRONMENT, HEALTH, AND SAFETY.

              (i) The Company has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.

              (ii) The Company has no Liability (and the Company has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness or personal injury to any employee or other individual, or for any reason under any Environmental, Health and Safety Law.

              (iii) All properties and equipment used in the business of the Company have been free of asbestos, PCB's, methylene chloride, trichloroethylene, transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

       (x)    DISCLOSURE.  The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4. REPRESENTATIONS AND WARRANTIES OF FIRST SIERRA. First Sierra represents and warrants to Shareholder that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section
4).

       (a) ORGANIZATION OF FIRST SIERRA. First Sierra is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

       (b) AUTHORIZATION OF TRANSACTION. First Sierra has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of First Sierra, enforceable in accordance with its terms and conditions. Except for the filing of the Merger Agreement with the applicable Governmental Authority and consents that have already been obtained, First Sierra need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other party in order to consummate the transactions contemplated by this Agreement.

       (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any Law to which First Sierra is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which First Sierra is a party or by which it is bound or to which any of its assets is subject.

       (d) BROKERS' FEES. First Sierra has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Shareholder could become liable or obligated.

       (e) INVESTMENT. First Sierra is acquiring the Company for its own account for investment purposes and not with a view to offering for sale or distribution any of the capital stock of the Company.

5. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

       (a) GENERAL. Each of the Parties will use commercially reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7).

       (b) NOTICES AND CONSENTS. To the extent, if any, noted in Section 3(c) of the Disclosure Schedule as being required, Shareholder will give and cause to give any notices to third parties, and will use and cause the Company to use all reasonable efforts to obtain any third-party consents, that First Sierra may request in connection with the matters referred to in Section 3(c). Each of the Parties will (and Shareholder will cause the Company to) give any notices to, make any filings with, and use all reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Sections 3(c) and 4(c).

       (c) OPERATION OF BUSINESS. Shareholder will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except as otherwise contemplated pursuant to Sections 5(h), (i) and (j).

       (d) PRESERVATION OF BUSINESS. The Company will keep its business and properties substantially intact (subject to Sections 5(h), (i) and (j)), including its present operations, physical facilities, working conditions, and relationships with lessors, vendors, brokers, licensors, suppliers, customers, and employees.

       (e) FULL ACCESS. Shareholder and the Company will permit representatives of First Sierra to have full access at all reasonable times following reasonable prior notice, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Company.

       (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of any of its own representations and warranties in Sections 3 and 4. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement Annex I or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

       (g) EXCLUSIVITY. Shareholder and the Company will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Shareholder will not vote the Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Shareholder will notify First Sierra immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

       (h) LIABILITIES. Prior to the Closing Shareholder and the Company shall cause all Liabilities of the Company known to Shareholder or the Company to be paid off, retired, settled, released and otherwise discharged other than the Remaining Liabilities. Prior to the Closing Shareholder shall provide to First Sierra a listing of such Liabilities and the actions taken by Shareholder to the release and discharge the same.

       (i) DISTRIBUTION OF ASSETS. Prior to the Closing Shareholder may cause the Company to convey or distribute to Shareholder all cash and other assets of the Company other than the FF&E and the Office Lease.

       (j) EMPLOYEES. Prior to the Closing Shareholder shall request that each Employee to tender to the Company his or her resignation as an employee of the Company effective as of the Closing, such resignation to include a release by such Employee in favor of the Company (and

Shareholder and First Sierra shall jointly prepare a form of resignation and release letter). If any such Employee shall fail to so resign, prior to the Closing Shareholder shall cause the Company to terminate such Employee's employment by the Company and pursuant to Section 8(b) Shareholder shall indemnify the Company and First Sierra against any severance pay or other amounts (if any) due to or claims asserted by such Employee.

6. POST-CLOSING COVENANTS. The Parties agree as follows with respect to the period following the Closing.

       (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

       (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8).

       (c) TRANSITION. Shareholder and the Company will not take any action that is designed or intended to have the effect of discouraging any lessor, vendor, broker, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company or First Sierra after the Closing as it maintained with the Company prior to the Closing. Shareholder will refer all customer inquiries relating to the businesses of the Company to First Sierra from and after the Closing.

       (d) CONFIDENTIALITY. Shareholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to First Sierra or destroy, at the request and option of First Sierra, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Shareholder will notify First Sierra promptly of the request or requirement so that First Sierra may seek an appropriate protective order or waive compliance with the provisions of this
Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Shareholder may disclose the Confidential Information to the tribunal; provided, Shareholder shall use all reasonable efforts to obtain, at the reasonable request of First Sierra, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as First Sierra shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure.

       (e) COVENANT NOT TO COMPETE. For the period commencing as of the Closing Date and terminating upon the earlier to occur of (i) the expiration of one year following the termination pursuant to the Employment Agreement of Shareholder's employment without cause and (ii) the expiration of four years following the Closing Date, Shareholder hereby agrees that she shall not, directly or indirectly, either through any form of ownership, or as a director, officer, principal, agent, employee, employer, advisor, consultant, partner or in any individual or representative capacity whatsoever, either for her own benefit or for the benefit of any other person or entity, without the prior written consent of the Board of Directors of First Sierra, within any geographic area that First Sierra does business, engage in any equipment or software lease or financing business in which First Sierra or any of its subsidiaries engages in during such four year period. If the final judgment of a court of competent jurisdiction declares that any term or provision of this
Section 6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

       (f) REMAINING LIABILITIES GUARANTEED BY SHAREHOLDER. With respect to all remaining liabilities and obligations of the Company which have been personally guaranteed by Shareholder (the same being listed and described in Section 6(f) of the Disclosure Schedule), the Company shall at all times after the Closing Date repay such obligations only in the ordinary course of the Company's business in accordance with the terms of the underlying loan documents and the Company shall not at any time prepay any such obligation prior to its scheduled maturity except as contemplated by or permitted pursuant to the underlying loan documentation. Nothing in this Section 6(f) shall prohibit the Company from repaying lines of credit in the ordinary course of the Company's business from profits, working capital or through the refinancing of such obligations. In addition, nothing shall prohibit Shareholder from notifying the payee of any such obligations that Shareholder will not be liable for any future obligation incurred by the Company which might otherwise be covered by Shareholder's personal guarantee.

7.     CONDITIONS TO OBLIGATION TO CLOSE.

       (a) CONDITIONS TO OBLIGATION OF FIRST SIERRA. The obligation of First Sierra to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in Section 3 shall be true and correct in all material respects at and as of the Closing Date;

              (ii) Shareholder and the Company shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

              (iii) First Sierra, Shareholder and the Company shall have procured all of their third party consents specified in Section 5(b);

              (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
       (C) affect adversely the right of First Sierra to own the Company Shares and to control the Company, or (D) affect adversely the right of First Sierra to conduct the business previously engaged in by the Company (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (v) Shareholder shall have delivered to First Sierra a certificate to the effect that each of the conditions specified above in
       Section 7(a)(i)-(iv) is satisfied in all respects;

              (vi) all the Parties shall have received all other authorizations, consents, and approvals of Governmental Authorities referred to in Sections 3(c) and 4(c);

              (vii) First Sierra shall have received from Blank, Rome, Comisky & McCauley, counsel to Shareholder, an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to First Sierra, and dated as of the Closing Date;

              (viii) First Sierra shall have received the resignations, effective as of the Closing, of each director and officer of the Company;

              (ix) Shareholder shall have released all claims and causes of action she has against the Company as the sole shareholder of the Company and as a director and officer of the Company, excluding, however, the indemnification obligations owed by the Company to Shareholder (in her capacity as a director and officer) pursuant to Section ___ of the Company's Bylaws;

              (x) Shareholder shall have executed and delivered to First Sierra the Employment Agreement; and

              (xi) all actions to be taken by Shareholder in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to First Sierra.

First Sierra may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

       (b) CONDITIONS TO OBLIGATION OF SHAREHOLDER. The obligation of Shareholder to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in Section 4 shall be true and correct in all material respects at and as of the Closing Date;

              (ii) First Sierra shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

              (iii) First Sierra, Shareholder and the Company, shall have procured all of their third party consents specified in Section 5(b);

              (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (v) First Sierra shall have delivered to Shareholder a certificate to the effect that each of the conditions specified above in
       Section 7(b)(i)-(iv) is satisfied in all respects;

              (vi) the Parties shall have received all other authorizations, consents, and approvals of Governmental Authorities referred to in Sections 3(c) and 4(c);

              (vii) Shareholder shall have received from Vinson & Elkins, L.L.P., counsel to First Sierra, an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Shareholder, and dated as of the Closing Date;

              (viii) First Sierra shall have executed and delivered to Shareholder the Employment Agreement; and

              (ix) all actions to be taken by First Sierra in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Shareholder.

Shareholder may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

8.     REMEDIES FOR BREACHES OF THIS AGREEMENT.

       (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in Sections 3 and 4 shall survive the Closing hereunder (even if the damaged Party had Knowledge of or had reason to know of any misrepresentation or breach of warranty at the time of Closing).

       (b)    INDEMNIFICATION PROVISIONS FOR BENEFIT OF FIRST SIERRA.

              (i) If Shareholder or the Company breaches any of its representations and warranties in Section 3, then Shareholder agrees to indemnify First Sierra from and against the entirety of any Adverse Consequences that First Sierra or the Company may suffer through and after the date of the claim for indemnification resulting from, arising out of or relating to, or caused by such breach.

              (ii) Shareholder agrees to indemnify First Sierra and the Company from and against the entirety of any Adverse Consequences First Sierra or the Company may suffer resulting from, arising out of or relating to (1) any and all Liabilities of the Company attributable to any act, omission, condition or event occurring prior to the Effective Time including, without limitation, any of the litigation, claims or other matters referenced in Section 3(s) of the Disclosure Schedule, (2) without limiting the generality of clause (1) preceding, any and all Liabilities of the Company under contracts, agreements or commitments to which the Company is or was a party, or any part of its property is or was bound, as of or prior to the Effective Time, including (without limitation) any Liabilities under any agreement with Colonial Pacific Leasing Company and any repurchase obligations in respect of leases sold or brokered by the Company prior to the Effective Time, and (3) without limiting the generality of clause (1) preceding, any and all Liabilities of the Company with respect to employees of the Company that are attributable to periods prior to the Effective Time; excluding, however, in the case of each of clauses (1), (2) and (3) preceding, the Remaining Liabilities.

       (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF SHAREHOLDER. If First Sierra breaches any of its representations and warranties in Section 4, then First Sierra agrees to indemnify Shareholder from and against the entirety of any Adverse Consequences Shareholder may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, or caused by such breach.

       (d)    MATTERS INVOLVING THIRD PARTIES.

              (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

              (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (1) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has give notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (2) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (4) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (5) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

              (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(d)(ii),
       (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

              (iv) In the event any of the conditions in Section 8(d)(ii) is or becomes unsatisfied, however, (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (2) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (3) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

       (e)    CLAIMS FOR INDEMNIFICATION.

              (i)    Whenever any claim shall arise for indemnification under
       Section 8(b), First Sierra shall describe such claim in a written notice ("Notice of Claim") to the Shareholder (and for purposes of this Section 8(e), a notice given by First Sierra pursuant to Section 8(d) shall constitute a "Notice of Claim") and, when known, specify the facts constituting the basis for such claim and the amount or an estimate of the amount of such claim.

              (ii) Following the receipt by Shareholder of each Notice of Claim, Shareholder may give First Sierra written notice ("Notice of Objection") (1) attaching a copy of such Notice of Claim, (2) stating that, in the opinion of Shareholder, the claim described in such Notice of Claim is invalid (either in whole or in specified part) under the terms of Section 8 hereof, (3) giving the reasons for the alleged invalidity, and (4) stating that, based on such alleged invalidity, Shareholder objects to the payment of any portion of the amount claimed pursuant to such Notice of Claim. If a Notice of Objection alleges that a Notice of Claim is only partially invalid, Shareholder, within 30 days of the receipt of such Notice of Claim, agrees to deliver to First Sierra that portion of the amount claimed pursuant to such Notice of Claim as to which no objection is made.

              (iii) First Sierra and Shareholder agree to submit to final and binding arbitration pursuant to Section 10(o) any and all disputes Shareholder has specified in a Notice of Objection or First Sierra has specified in a Notice of Claim to which Shareholder has not responded within 30 days of receipt of such Notice of Claim. If pursuant to any such arbitration proceeding it is determined that Shareholder is obligated to make payment to First Sierra, then such payment shall be made to First Sierra no later than 30 days following such determination.

       (f) DETERMINATION OF ADVERSE CONSEQUENCES. There shall be taken into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

       (g)    RECOUPMENT UNDER PREFERRED STOCK.

              (i) Effective as of the Closing, Shareholder grants to First Sierra a first priority security interest in and makes a collateral assignment of (1) all of the Escrowed Shares, (2) the stock powers executed in blank attached to the Escrowed Shares, (3) any common stock of First Sierra into which any of the Escrowed Shares is converted, (4) the income and dividends with respect to the Escrowed Shares, including cash and stock dividends and stock splits and any exchange of any of the Escrowed Shares for other property upon reorganization, recapitalization or other readjustment of the First Sierra (and in the event that Shareholder receives any property of the type described in clause (3) or this clause (4), Shareholder agrees to promptly deliver such property to the escrow agent under the Escrow Agreement to be held by such escrow agent in accordance with the terms of the Escrow Agreement), and (5) all proceeds, products, additions and substitutions of and to any and all of the foregoing (collectively, the "Collateral"). The assignment and security interest referred to above is granted to First Sierra to secure the payment and performance when due of any and all obligations and liabilities of Shareholder pursuant to this Section 8. If pursuant to
       Section 8(e) it is determined or deemed that Shareholder owes an indemnification obligation to First Sierra and Shareholder does not satisfy such indemnification obligation by making the applicable payment to First Sierra within the 30 day period set forth in clause (ii) or
       (iii) of Section 8(e), as applicable, then First Sierra may (in its sole discretion) at any time while such failure continues elect to sell in one or more sales, or otherwise dispose of, any or all of the Collateral, in such order as First Sierra may elect, and any such sale may be made either at public or private sale at its place of business or elsewhere, or to any brokers' board or securities exchange, either for cash or upon credit or for future delivery, at such price as First Sierra may deem fair, and First Sierra may be the purchaser of any and all Collateral so sold and may hold the same thereafter in its own right free and clear of any claim of Shareholder or right of redemption. If any applicable provision of the Uniform Commercial Code or other law requires First Sierra to give reasonable notice of any such sale or disposition or other action, five days prior written notice shall constitute reasonable notice. Any sale hereunder may be conducted by an auctioneer or any officer or agent of First Sierra. Shareholder shall remain liable to First Sierra for any indemnification obligations remaining unpaid following any such sale. The aforesaid rights of First Sierra shall be in addition to and not exclusive of any other rights that First Sierra may have as a secured party under the Uniform Commercial Code or other applicable law. In particular, nothing herein shall require First Sierra to foreclose on or otherwise take any action in respect of the Collateral; rather, First Sierra may elect to recover any amounts owed pursuant to such indemnification obligations directly from Shareholder and without resort to any of the Collateral.

              (ii) The security interest in and collateral assignment of any Escrowed Shares that are released from Escrow pursuant to Section 2(c)(iii) above shall be terminated and released effective as of the release date applicable to such Escrowed Shares.

       (h) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of this Agreement.

9.     MISCELLANEOUS.

       (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of First Sierra and Shareholder; provided, either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use all reasonable efforts to advise the other Party prior to making the disclosure).

       (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

       (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) and the Employment Agreement to be entered into between First Sierra and the Shareholder constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, statements, or representations between the Parties, written or oral, to the extent they relate in any manner to the subject matter hereof including that certain letter of intent with attached terms dated ________.

       (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of other Party.

       (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

       (f) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by (i) personal delivery (including courier service), (ii) telecopier during normal business hours to the number indicated, or (iii) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (any communication shall be deemed given upon receipt):

              IF TO SHAREHOLDER OR THE COMPANY:

              Valerie A. Hayes
              109 East Evans Street
              Westchester, PA 19381-0504
              Telecopier No.:  610-344-7710

              IF TO FIRST SIERRA OR SUB:

              First Sierra Financial, Inc.
              Texas Commerce Tower, Suite 7050
              600 Travis Street
              Houston, TX 77002
              Attention:  Thomas J. Depping
              Telecopier No.:  713-221-1818

Any Party may change its telecopier number or its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

       (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

       (h) AMENDMENTS AND WAIVERS. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by First Sierra and Shareholder. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

       (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

       (j) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

       (k) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

       (l) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

       (m) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 10(n)), in addition to any other remedy to which they may be entitled, at law or in equity.

       (n) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Philadelphia, Chester County, Pennsylvania or in Houston, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other Party with respect thereto. Nothing in this Section 10(n), however, shall affect the right to any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

       (o) ARBITRATION. If a Party makes a good faith determination that a breach (or potential breach) of any of the confidentiality or non-competition provisions of this Agreement by another Party may result in damages or consequences that will be immediate, severe and incapable of adequate redress after the fact, or First Sierra believes that a proposed draw or actual draw on the Letter of Credit is or was not permitted pursuant to the terms of Section 2(v), that Party may seek a temporary restraining order or other immediate injunctive relief without first seeking relief through arbitration. After the court has ruled on the request for a temporary restraining order or injunctive relief, the Parties will thereafter proceed with arbitration of the dispute and stay the litigation pending arbitration. Subject to the foregoing, any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The Parties agree that pursuant to
Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any of the Parties and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any of the Parties), including the power to render an award as provided in Rule 43 of the AAA Rules; provided, the arbitrator shall not have the power to award any punitive or exemplary damages (the parties hereby waiving and releasing any rights that they may have to recover punitive and exemplary damages). The arbitrator shall award the prevailing Party its costs and reasonable attorneys' fees, and the losing Party shall bear the entire cost of the arbitration, including the arbitrator's fees. Any arbitration shall be held in Houston, Texas for any claim brought by the Parties hereto. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the Parties and the subject matter of the arbitration. Notwithstanding the foregoing, the parties irrevocably submit to the nonexclusive jurisdiction of the state and federal courts situated in Houston, Texas in any action to enforce an arbitration award and with respect to any request for a temporary restraining order or injunctive relief.

       IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.



                                         FIRST SIERRA FINANCIAL, INC.


                                         By: /s/ THOMAS J. DEPPING
                                            ------------------------------------
                                                 Thomas J. Depping
                                                 President and Chief Executive
                                                 Officer


                                         FIRST SIERRA PENNSYLVANIA, INC.


                                         By: /s/ THOMAS J. DEPPING
                                            ------------------------------------
                                                 Thomas J. Depping
                                                 President

                                           /s/ VALERIE A. HAYES
                                         ---------------------------------------
                                         VALERIE A. HAYES


                                         CORPORATE CAPITAL LEASING GROUP, INC.


                                         By: /s/ VALERIE A. HAYES
                                            ------------------------------------
                                                 Valerie A. Hayes
                                                 President